Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-122905 on Form S-8 of our reports dated February 28, 2007, relating to the consolidated financial statements and financial statement schedule of GFI Group Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of GFI Group Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche
New York, New York

February 28, 2007